Exhibit 99.3
September 17, 2007
Board of Directors
North Pittsburgh Systems, Inc.
4008 Gibsonia Road
Gibsonia, Pennsylvania 15044-9311

Re:	Initially Filed Registration Statement on Form S-4 of Consolidated Communications Holdings, Inc.
Members of the Board:
     Reference is made to our opinion letter, dated July 1, 2007, with respect to the fairness, from a financial point of view as of that date, to the holders of shares of North Pittsburgh Systems, Inc. (“NPSI”) common stock, of the consideration to be received by such holders pursuant to the proposed merger (the “Merger”) of a wholly-owned subsidiary of Consolidated Communications Holdings, Inc. (“Consolidated”) with and into NPSI.
     We understand that NPSI has determined to include our opinion letter as Annex II to, and reference thereto under the captions “Summary of the Merger—General—Opinion of Evercore Group L.L.C.”, “The Merger—Background to the Merger”, “The Merger—North Pittsburgh’s Reasons for the Merger and Recommendation of North Pittsburgh Board of Directors”, “The Merger—Opinion of Evercore Group L.L.C., North Pittsburgh’s Financial Advisor” and “The Merger Agreement” in, the joint proxy statement/prospectus relating to Merger, which joint proxy statement/prospectus forms a part of the above-mentioned Registration Statement on Form S-4 of Consolidated (the “Registration Statement”).
     In that regard, we hereby consent to (i) the references to our opinion and to our name under the above-mentioned captions and (ii) to the inclusion of our opinion in the joint proxy statement/prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent or as otherwise permitted by our engagement letter with NPSI.
     By giving such consent, we do not admit and hereby disclaim that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Evercore Group L.L.C.

By:	/s/ Paul D. Billyard
Name:	Paul D. Billyard
Title:	Managing Director
Evercore Group L.L.C. 55 East 52nd Street New York, NY 10055 Tel: 212.857.3100 Fax: 212.857.3101